Exhibit 99.1

SAIC Announces Financial Results for Second Quarter of Fiscal Year 2014

- Revenues: $2.47 billion

- Operating Income: $75 million

- Diluted EPS from Continuing Operations: $0.13

-Cash Flows from Continuing Operations: $217 million

-Net New Bookings: $1.86 billion (book-to-bill ratio of 0.75)

MCLEAN, Va., September 4, 2013 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the second quarter of fiscal year 2014, which ended August 2, 2013.

“This quarter we experienced both operational successes and challenges. Our financial results and outlook were impacted by a number of discrete items relating to the planned separation of SAIC into two companies, net charges for underperforming programs and contracts coupled with the ongoing effects of sequestration. As a result, we have prudently chosen to lower our fiscal year 2014 guidance, not only to address these items but because of the continuing challenges posed by the current environment. Nevertheless, the business continues to generate strong operating cash flow, which exceeded $200 million in the quarter. Furthermore, we continue to make progress on our cost containment programs and improved rates that will benefit us as we move forward ultimately as two highly focused and purpose built companies,” said John P. Jumper, SAIC Chairman and Chief Executive Officer. “The entire SAIC leadership team and our nearly 37,000 employees remain excited and committed to the planned separation and the enormous potential of two new companies to be more competitive in the markets they will address.”

Summary Results

Revenues for the second quarter of fiscal year 2014 were $2.47 billion, compared to $2.83 billion in the second quarter of fiscal year 2013, reflecting a revenue contraction of 12 percent and an internal revenue contraction of 15 percent. Revenues were impacted by the ramp down of certain contracts, drawdowns of overseas U.S. military forces and the reduction of the U.S. Government budget, partially offset by growth in the Health and Engineering segment primarily resulting from the fiscal year 2013 acquisition of maxIT Healthcare Holdings, Inc. The ramp down of two programs, Joint Logistics Integration (JLI) and DISN Global Solutions (DGS), accounted for 5 percent of the revenue contraction year over year. Internal revenue contraction for the quarter would have been 13 percent without the negative impact of $38 million in revenues for the one less working day as compared to the second quarter of fiscal year 2013.

Operating income for the quarter was $75 million (3.0 percent of revenues), down from $189 million (6.7 percent of revenues) in the second quarter of fiscal year 2013. The reduction in operating income was primarily attributable to $35 million of separation transaction expenses, a non-cash $30 million intangible asset impairment charge, $29 million for the increase in the net unfavorable changes in contract cost estimates and $26 million related to the contraction in revenue.

Diluted earnings per share from continuing operations for the quarter were $0.13, down 59 percent from $0.32 in the second quarter of fiscal year 2013. This decline was primarily attributable to the aforementioned operating income reductions that translated to a reduction in income from continuing operations of $64 million. The diluted share count for the quarter was 341 million, up 2 percent from 333 million in the second quarter of fiscal year 2013.

Segment Operating Results

Effective February 1, 2013, in preparation for the planned separation transaction, the Company redefined its reportable segments into the reportable segments referenced in the chart below. Following completion of the planned separation transaction, the Technical Services and Information Technology segment will operate as an independent publicly traded company under the name Science Applications International Corporation, and the Health and Engineering and National Security Solutions segments will operate as a separate independent publicly traded company under the name Leidos Holdings, Inc. The segment information for the second quarter of fiscal year 2013 has been recast to give effect to the change in reportable segments and for discontinued operations.

	Three Months Ended
	August 2,	July 31,	Revenue Growth (%)
	2013	2012	Total	Internal
	($ millions)
Revenues:
Health and Engineering	$451	$417	8%	-8%
National Security Solutions	1,022	1,209	-15%	-15%
Technical Services and Information Technology	1,009	1,202	-16%	-16%
Corporate and other	(7)	—	n/a	n/a
Intersegment Elimination	(1)	(2)	n/a	n/a

Total	$2,474	$2,826	-12%	-15%

			Operating Margin
			2013	2012
Operating Income (Loss):
Health and Engineering	$4	$34	0.9%	8.2%
National Security Solutions	79	104	7.7%	8.6%
Technical Services and Information Technology	68	75	6.7%	6.2%
Corporate and Other	(76)	(24)	n/a	n/a

Total	$75	$189	3.0%	6.7%

	Six Months Ended
	August 2,	July 31,	Revenue Growth (%)
	2013	2012	Total	Internal
	($ millions)
Revenues:
Health and Engineering	$972	$833	17%	0%
National Security Solutions	2,101	2,393	-12%	-12%
Technical Services and Information Technology	2,116	2,365	-11%	-11%
Corporate and other	(7)	—	n/a	n/a
Intersegment Elimination	(2)	(2)	n/a	n/a

Total	$5,180	$5,589	-7%	-10%

			Operating Margin
			2013	2012
Operating Income (Loss):
Health and Engineering	$45	$69	4.6%	8.3%
National Security Solutions	157	200	7.5%	8.4%
Technical Services and Information Technology	139	160	6.6%	6.8%
Corporate and Other	(123)	(31)	n/a	n/a

Total	$218	$398	4.2%	7.1%

Health and Engineering

Health and Engineering revenues increased $34 million, or 8 percent, for the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013.

Revenue growth was due to the August 2012 acquisition of maxIT Healthcare Holdings, Inc., a provider of healthcare IT consulting services to commercial clients. Internal revenue contracted by 8 percent and internal revenue would have contracted by 7 percent without the negative impact of $6 million in revenues for the one less working day as compared to the second quarter of fiscal year 2013. Internal revenue contraction reflects a decline in our health business driven by program completions and lower levels of U.S. Government funding including reductions in Medicaid and Medicare reimbursements and a decline in engineering services for U.S. Government customers. These declines were partially offset by increased unit deliveries and related maintenance of our non-intrusive inspection engineering products.

Health and Engineering operating income decreased $30 million, or 88 percent, for the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013. The decrease was primarily attributable to an impairment charge of intangible assets acquired in August 2010 in connection with the acquisition of Reveal Imaging Technologies, a provider of threat detection products and services. There was also an increase in the net unfavorable changes in contract estimates primarily related to an energy fixed-priced construction project and lower operating income from the commercial health business primarily due to lower margins coupled with an increase in intangible asset amortization expense. These decreases were partially offset by higher revenue attributed to deliveries of engineering products, which typically generate higher margins.

National Security Solutions

National Security Solutions revenues decreased $187 million, or 15 percent, all of which was internal revenue contraction, for the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013. Revenue contraction for the quarter would have been 14 percent without the negative impact of $16 million in revenues for the one less working day as compared to the second quarter of fiscal year 2013. Revenue contraction was primarily attributable to the ramp down of the JLI program for tactical mine resistant ambush protected vehicles and the completion of several intelligence programs, with the remainder of the decline driven by the reduction of the U.S. Government budget resulting from sequestration and drawdowns of overseas U.S. military forces. This contraction was partially offset by increased revenues related to three new intelligence contracts for classified customers and one new intelligence information processing, exploitation, and dissemination program.

National Security Solutions operating income decreased $25 million, or 24 percent, for the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013. This decrease was primarily attributable to lower revenues and a net unfavorable change in contract estimates compared to a net favorable change in the second quarter of fiscal year 2013, primarily attributable to increased expenses on two international fixed price development programs, partially offset by a reduction in indirect costs.

Technical Services and Information Technology

Technical Services and Information Technology revenues decreased $193 million, or 16 percent, all of which was internal revenue contraction, for the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013. Revenue contraction for the quarter would have been 15 percent without the negative impact of $16 million in revenues for the one less working day as compared to the second quarter of fiscal year 2013. Revenue contraction was primarily attributable to the ramp down of the DGS program with the Defense Information Systems Agency and the completion of a network operational management program for the U.S. Forces in Afghanistan, with the remainder of the decline driven by the slower U.S. Government contracting ordering environment resulting from sequestration.

Technical Services and Information Technology operating income decreased $7 million, or 9 percent, for the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013. This decrease was primarily due to lower revenues, including the ramp down of the DGS program which had relatively higher profit margins, partially offset by a reduction in indirect costs.

Corporate and Other

Corporate and Other segment operating loss for the quarter increased from the second quarter of fiscal year 2013 primarily due to expenses incurred in connection with the planned separation transaction of $35 million and costs to establish infrastructures for the two future companies of $14 million.

Cash Generation and Capital Deployment

Cash flow provided by continuing operations for the quarter was $217 million which is relatively consistent with $200 million for the second quarter of fiscal year 2013.

During the quarter, the Company paid a cash dividend of $1.12 per share, which included a special cash dividend of $1.00 per share that was paid in June 2013, for a total cash outlay of $383 million. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

As of August 2, 2013, the Company had $462 million in cash and cash equivalents and $1.3 billion in long-term debt.

New Business Awards

Net business bookings totaled $1.86 billion in the second quarter of fiscal year 2014, representing a book-to-bill ratio of 0.75. Notable recent awards received include:

•

United States Marine Corps. The Company was awarded a prime contract by the U.S. Marine Corps Logistics Command to provide responsive logistics support to meet the evolving mission needs of the war fighter. The multiple-

award, indefinite-delivery/indefinite quantity contract has a one-year base period of performance, four one-year options, and a total contract value of $854 million for all awardees, if all options are exercised.

•	U.S. Federal Government. The Company was awarded $522 million, if all options are exercised, in 154 separate awards by U.S. Federal Government clients in the national security and intelligence communities. Though the specific nature of these contracts may be classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•	Orange County, California. The Company was awarded a prime contract by Orange County, California to provide information technology managed services to assist county modernization of infrastructure and applications systems. The single award firm fixed-price contract has a five year base period of performance valued at more than $74 million, two one-year options, and a total contract value of approximately $102 million, if all options are exercised.

•	Indian Health Service Company. The Company was awarded a task order by Indian Health Service Company to deploy improved electronic dental health record to American Indians and Alaska Natives. The single-award firm fixed-price/time and materials task order has a one-year base period of performance, four one-year options, and a total contract value of approximately $17 million, if all options are exercised. The task order was awarded under the General Services Administration’s Alliant government-wide acquisition contract.

The Company’s backlog of signed business orders at the end of the second quarter of fiscal year 2014 was $15.88 billion, of which $4.56 billion was funded. As compared to the end of the second quarter of fiscal year 2013, total backlog decreased 4 percent and funded backlog decreased 17 percent. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Based upon its operating and business development performance through the second quarter of the fiscal year, the Company revised its previously issued guidance for revenues and diluted earnings per share from continuing operations. These expectations are:

•	Revenues of $9.7 billion to $10.2 billion;

•	Diluted earnings per share from continuing operations of $0.95 to $1.03; and

•	Cash flows from continuing operations at or above $450 million (unchanged).

The guidance is based on SAIC, Inc. operating for the full fiscal year as one company, yet includes substantial costs to prepare for the previously announced separation transaction. If the separation occurs during fiscal year 2014 as is currently contemplated, it is expected that guidance policies will be provided for each of the two separate companies at the time of the separation. Fiscal year 2014 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern on September 4, 2013. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the SAIC web site (http://investors.saic.com).

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 38,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11.2 billion for its fiscal year ended January 31, 2013. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the proposed spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, unanticipated expenses, significant transaction costs and/or liabilities, the timing of the spin-off or a failure to complete the proposed spin-off or realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of September 4, 2013. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

(703)676-2283

Paul.E.Levi@saic.com

Media Relations:

Melissa Koskovich

(703)676-6762

koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	August 2 2013	July 31 2012	August 2 2013	July 31 2012
Revenues	$2,474	$2,826	$5,180	$5,589
Costs and expenses:
Cost of revenues	2,217	2,485	4,594	4,917
Selling, general and administrative expenses	117	152	266	274
Impairment losses	30	—	34	—
Separation transaction expenses	35	—	68	—

Operating income	75	189	218	398
Non-operating income:
Interest income	6	2	10	4
Interest expense	(19)	(24)	(39)	(53)
Other income, net	—	4	1	6

Income from continuing operations before income taxes	62	171	190	355
Provision for income taxes	(18)	(63)	(64)	(129)

Income from continuing operations	$44	$108	$126	$226

Discontinued operations
Income (loss) from discontinued operations before income taxes	(4)	2	(5)	1
Provision for income taxes	2	—	2	—

Income (loss) from discontinued operations	(2)	2	(3)	1

Net Income	$42	$110	$123	$227

Earnings per share (EPS):
Basic EPS:
Net income, as reported	$42	$110	$123	$227
Less: allocation of distributed and undistributed earnings to participating securities	—	(2)	(3)	(6)

Net income, for computing EPS	$42	$108	$120	$221

Diluted EPS:
Net income, as reported	$42	$110	$123	$227
Less: allocation of distributed and undistributed earnings to participating securities	—	(2)	(3)	(6)

Net income, for computing EPS	$42	$108	$120	$221

Basic:
Income from continuing operations	$0.13	$0.32	$0.37	$0.66
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

	$0.12	$0.32	$0.36	$0.67

Diluted:
Income from continuing operations	$0.13	$0.32	$0.37	$0.66
Income (loss) from discontinued operations	(0.01)	—	(0.01)	0.01

	$0.12	$0.32	$0.36	$0.67

Weighted average number of shares outstanding:
Basic	337	333	336	332

Diluted	341	333	336	332

Cash dividends declared per share	$0.12	$0.12	$1.24	$0.24

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	August 2 2013	January 31 2013
ASSETS
Current assets:
Cash and cash equivalents	$462	$736
Receivables, net	1,989	1,885
Inventory, prepaid expenses and other current assets	350	443
Assets of discontinued operations	15	20

Total current assets	2,816	3,084
Property, plant and equipment, net	280	317
Intangible assets, net	128	187
Goodwill	2,195	2,195
Deferred income taxes	13	14
Other assets	79	78

	$5,511	$5,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,178	$1,249
Accrued payroll and employee benefits	478	542
Notes payable and long-term debt, current portion	3	2

Total current liabilities	1,659	1,793
Notes payable and long-term debt, net of current portion	1,332	1,296
Other long-term liabilities	175	168
Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 343 million and 342 million shares issued and outstanding at August 2, 2013 and January 31, 2013	—	—
Additional paid-in capital	2,165	2,110
Retained earnings	182	510
Accumulated other comprehensive loss	(2)	(2)

Total stockholders’ equity	2,345	2,618

	$5,511	$5,875

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	August 2 2013	July 31 2012	August 2 2013	July 31 2012
Cash flows from operating activities:
Net income	$42	$110	$123	$227
Income from discontinued operations	2	(2)	3	(1)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	28	28	58	56
Stock-based compensation	21	22	45	46
Impairment losses	30	1	34	1
Inventory write-down	3	—	3	—
Net loss (gain) on sales and disposals of assets	3	(5)	(7)	(6)
Other	2	—	4	1
Increase (decrease) in cash and cash equivalents, net of effects of acquisitions and divestitures, resulting from changes in:
Receivables	71	183	(104)	188
Inventory, prepaid expenses and other current assets	13	41	73	25
Deferred income taxes	1	—	—	—
Other assets	(1)	1	3	1
Accounts payable and accrued liabilities	(33)	(110)	(71)	(664)
Accrued payroll and employee benefits	30	(41)	(62)	(32)
Income taxes payable	3	(25)	—	3
Other long-term liabilities	2	(3)	4	(2)

Total cash flows provided by (used in) operating activities of continuing operations	217	200	106	(157)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(13)	(25)	(32)	(33)
Proceeds from sale of assets	40	2	65	2
Other	(1)	—	1	1

Total cash flows provided by (used in) investing activities of continuing operations	26	(23)	34	(30)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(551)	(1)	(552)
Payments for deferred financing costs	(5)	—	(5)	—
Proceeds of leasehold financing liability	38	—	38	—
Sales of stock and exercises of stock options	4	6	8	10
Repurchases of stock	(1)	(1)	(17)	(20)
Dividend payments	(383)	(42)	(424)	(83)
Other	2	—	2	—

Total cash flows used in financing activities of continuing operations	(346)	(588)	(399)	(645)

Decrease in cash and cash equivalents from continuing operations	(103)	(411)	(259)	(832)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	2	(4)	(15)	(4)

Decrease in cash and cash equivalents from discontinued operations	2	(4)	(15)	(4)

Total decrease in cash and cash equivalents	(101)	(415)	(274)	(836)

Cash and cash equivalents at beginning of period	563	1,167	736	1,592

Cash and cash equivalents at end of period	$462	$752	$462	$756

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	August 2, 2013	May 3, 2013	January 31, 2013
Health and Engineering:
Funded backlog	$996	$1,094	$1,295
Negotiated unfunded backlog	669	664	676

Total Health and Engineering backlog	1,665	1,758	1,971
National Security Solutions:
Funded backlog	1,900	1,877	2,119
Negotiated unfunded backlog	5,442	5,737	6,037

Total National Security Solutions backlog	7,342	7,614	8,156
Technical Services and Information Technology:
Funded backlog	1,664	1,733	1,945
Negotiated unfunded backlog	5,209	5,389	5,802

Total Technical Services and Information Technology backlog	6,873	7,122	7,747
Total:
Funded backlog	4,560	4,704	5,359
Negotiated unfunded backlog	11,320	11,790	12,515

Total backlog	$15,880	$16,494	$17,874

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for senior management is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages were calculated as follows:

	Three Months Ended August 2, 2013	Six Months Ended August 2, 2013
Health and Engineering:
Prior year period’s revenues, as reported	$417	$833
Revenues of acquired businesses for the comparable prior year period	72	135

Prior year period’s revenues, as adjusted	489	968
Current year period’s revenues, as reported	451	972

Internal revenue growth (contraction)	$(38)	$4

Internal revenue growth (contraction) percentage	-8%	0%

National Security Solutions:
Prior year period’s revenues, as reported	$1,209	$2,393
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	1,209	2,393
Current year period’s revenues, as reported	1,022	2,101

Internal revenue contraction	$(187)	$(292)

Internal revenue contraction percentage	-15%	-12%

Technical Services and Information Technology:
Prior year period’s revenues, as reported	$1,202	$2,365
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	1,202	2,365
Current year period’s revenues, as reported	1,009	2,116

Internal revenue contraction	$(193)	$(249)

Internal revenue contraction percentage	-16%	-11%

Total*:
Prior year period’s revenues, as reported	$2,826	$5,589
Revenues of acquired businesses for the comparable prior year period	72	135

Prior year period’s revenues, as adjusted	2,898	5,724
Current year period’s revenues, as reported	2,474	5,180

Internal revenue contraction	$(424)	$(544)

Internal revenue contraction percentage	-15%	-10%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.